Exhibit 10.1

July 13, 2023

Aiken Yuen

STRICTLY PRIVATE & CONFIDENTIAL

Dear Aiken,

Transition and Advisor Agreement

We have received your letter dated July 13, 2023 to step down from the role of Chief People Officer of Yum China Holdings, Inc. (the “Company”, together with its subsidiaries, the “Company Group”), effective August 1, 2023. In recognition of your expertise within the organization and in order to ensure a smooth transition of your duties, we are pleased to offer you the following terms and conditions of your employment with Yum China under this Transition and Advisor Agreement (“Agreement”):

1.
Agreement Period and Assignment Location

The service period is from August 1, 2023 to December 31, 2024. This Agreement may be mutually extended (or amended) if both parties are satisfied or interested in doing so after the above stated period. Your assignment locations will be Shanghai and Hong Kong.

The terms under Sections 2, 3 and 4 stipulated below cover the period of August 1, 2023 to December 31, 2023 (five months). The service hours and the corresponding compensation for the period of January 1 to December 31, 2024 will further scale-down, as mutually agreed to by the parties.

2.
Service Schedule, Role & Responsibilities

Under this Agreement, for the period of August 1, 2023 to December 31, 2023, you are expected to provide on average of one hundred and twenty (120) hours of service per month. Your expected responsibilities include, but are not limited to, providing counsel and advice to Company Management on Human Capital Management related initiatives, executive talent mentoring, and assigned projects as and when required. For the duration of this Agreement, you will report to the Chief Executive Officer of the Company.

3.
Base Salary

You will be paid a base salary of HK$ 327,600 per month (approx. equivalent to US$42,000) for the period of August 1, 2023 to December 31, 2023. You are responsible for your income tax, if any, in China and/or other country in which you hold a passport or reside.

4.
YLB (YUMC Leader’s Bonus)

Under this Agreement, you are eligible to participate in the YLB program at a target bonus rate of 45% of base salary for the period of August 1, 2023 to December 31, 2023, with the actual bonus to be determined by the Compensation Committee of the Board of Directors (the “Board”) of the Company, and any bonus under the YLB program will be payable at the same time bonuses are paid to other YLB participants..

5.
Continued Vesting of Unvested LTI grant

Under this Agreement and subject to a minimum of forty (40) work hours per month, your unvested LTI awards (PSUs, SARs and RSUs) previously granted to you will continue to vest in accordance with their terms until the termination of your employment. For the avoidance of doubt, you will not be eligible for further LTI grants under this Agreement.

6.
Benefits for Leadership Team (LT) member

Per Company benefit policy applicable to the leadership team, you will continue to be provided with accommodation and transportation allowance or leased car, medical and AD&D insurance, Hong Kong ORSO and leave benefit, dental and medical checkup benefits. You will be responsible for any taxes with respect to these benefits.

Tax equalization benefit previously grandfathered to you covering equity grants awarded to you prior to 2018 and Company’s ORSO contributions before 2018 will continue to be valid under this Agreement.

7.
Business Travel with Prior Approval

For approved business travel, expenses will be reimbursed in accordance with the Company’s business travel policy.

8.
Change-In-Control (CIC) Severance Plan and Executive Severance Plan

Pursuant to this Agreement, you will continue to be eligible to participate in the CIC Severance Plan and the Executive Severance Plan.

9.
Code of Conduct

As an employee of the Company Group, you are expected to observe the Company’s Code of Conduct. You are also expected to obey the laws and regulations and respect the lawful customs of the United States and the People’s Republic of China and any other countries /territories which you may visit in connection with the execution of your business duties. Naturally, we would expect that you would not engage in any employment or business activity which conflicts with the business interests of the Company Group.

10.
Non-Compete and Non-solicitation

In connection with the previously signed Restrictive Covenants Agreement in February 2020 and this Agreement governing the employment period of August 1, 2023 to December 31, 2024, you agree that at any time during this Agreement and for the period of one (1) year following the termination of this Agreement, and that at any time during your employment by the Company Group and for the period of one (1) year following the termination of your employment (other than your termination in connection with a Change in Control of the Company, as contemplated in the CIC Severance Plan, which will be governed by the terms of the CIC Severance Plan), you shall not be engaged or interested (whether as principal, agent, consultant or otherwise) in any trade or business in the Mainland and Hong Kong Special Administrative Region of the People’s Republic of China that you have been involved or with which you have been concerned as part of your employment with the Company Group and which is similar to, and by virtue of its location, competes with, any trade or business being carried on as of the date of your termination of employment by the Company Group (i.e., the restaurant & delivery industry including, without limitation, Starbucks, luckin coffee (瑞幸咖啡), Costa (咖世家), Tim Hortons (天好咖啡), Manner Coffee, Blue Bottles, %Arabica, HEYTEA (喜茶), Nayuki (奈雪的茶)，LELECHA (乐乐茶)，Modern China Tea Shop (茶颜悦色), 蜜雪冰城 (Mixue Bingcheng), Pacific Coffee (太平洋咖啡)，Peet’s Coffee (皮爷咖啡), Saturnbird Coffee (三顿半), Oatly (噢麦力), Seesaw, M Stand, COTTI COFFEE (库迪咖啡), McDonald’s (麦当劳/金拱门), DRIVE-THRU (麦当劳汽车餐厅), Burger King (汉堡王), Wendy’s (温蒂汉堡) , Carl’s Jr. (卡乐星), Dicos (德克士), Subway (赛百味), DO&ME (多美丽), Chick-fil-A (福乐鸡，小鸡汉堡)，WALLACE ! (华莱士), Shake Shack (昔客堡), TASTIEN (塔斯汀), Papa John’s (棒!约翰比萨饼), la cesar pizzeria (乐凯撒比萨), Pizza Marzano (比萨玛尚诺), Domino’s Pizza (达美乐), Champion Pizza (尊宝比萨), Playking火焰薄饼, Mr. Pizza (米斯特比萨), Little Caesars Pizza (小凯撒披萨), 多米诺披萨, Saizeriya (萨莉亚), ORIGUS (好伦哥), ZZ PIZZA (至尊披萨), 芝根芝底比萨, Magritta Pizza (玛格利塔比萨), Mua Pizza (慕玛比萨), BigPizza (比格比萨), Wagas (沃歌斯), Greenery (绿茵阁), 101’s PIZZA (101比萨), City1+1 Pizza (城市比萨), Pizza 4U比萨, FIZZ (菲滋意式餐厅), blue frog (蓝蛙), Pizza Seven (美闻比萨), Chipotle (墨氏烧烤), Olive Garden (橄榄园意大利餐厅), Popeyes Louisiana Kitchen (派派思路易斯安那厨房), Ajisen Raman (味千拉面), Zhen Kungfu (真功夫), YUNG HO KING (永和大王), 老乡鸡, 大米先生, Haidilao (海底捞), Xiabu Xiabu (呷哺呷哺), COUCOU (凑凑), Little Lamb (小尾羊), By Faigo

(小辉哥), Dolar Shop (豆捞坊), Happy Lamb (快乐小羊), Meituan (美团), Eleme (饿了么)，Koubei (口碑)，SF-Express (顺丰), JDL (京东)，DADA (达达)). The list will be periodically reviewed and amended as and when deemed necessary. You will be timely communicated of the changes, and you hereby give your pre-consent to the changes, if any.

You further agree that at any time during your employment by the Company Group and for the period of two (2) year following the termination of your employment with the Company Group, you shall not solicit or endeavor to entice away from the Company Group any other employee or person engaged (whether or not such a person would commit any breach of contract by reason leaving the service of the Company Group), or any customer of the Company Group.

In compliance with the local law and subject to your acceptance of the terms stipulated under this “Non-Compete and Non-Solicitation” section, you will be paid within one month from your termination of your employment, a lump sum equivalent to five (5) times your average monthly salary, as in effect as of the date of this Agreement ( “the Payment”); provided, however that you shall not be entitled to the Payment in the event of your (i) termination in connection with a Change in Control of the Company, as contemplated by the CIC Severance Plan or (ii) death. For avoidance of doubt, you shall be eligible only for any amount of the Payment that is in excess of any other post-termination, non-compete compensation you may be entitled to under any of your other agreement with any member of the Company Group. The Payment, if any, after applicable IIT withholding, will be credited to your designated payroll bank account. The Company, where deemed appropriate and at its discretion, reserves the right to void or cease the non-compete provision, in part or in full, by providing you with no less than two-month advance notice.

Should you violate and/or fail to comply with the non-compete or non-solicitation terms in this section, you are required to pay the Company liquidated damages of three (3) times the gross Payment paid to you. If the total damage and/or cost to the Company Group (including but not limited to the loss of business, revenue and profit, and fees incurred in recouping the appropriate compensation from your) is higher than the amount of such liquidated damages, then the Company reserves the right to seek further compensation from you.

Upon the expiration of this Agreement and the termination of your employment, you will be required to enter into an Agreement to affirm the terms of your signed Restrictive Covenants Agreement in February 2020 and Sections 10, 11, 12, 13 of this Agreement and waive all rights and claims you may have for any personal or monetary relief arising from your employment with the Company Group, or the termination of employment with the Company Group.

11.
Non- Disparagement

By signing this Agreement, you agree that at all times (notwithstanding the termination of this Agreement or your employment with the Company Group) not to do or say anything which criticizes or disparages the Company Group, its management practices, or products, which disrupts or impairs, or may disrupt or impair, the Company Group’s normal ongoing business operations; or which harms, or may harm, the Company Group’s reputations with its employees, customers, suppliers, government authorities, or the public.

12.
Cooperation in Investigation and Litigation

By signing this Agreement, you agree at all times (notwithstanding the termination of this Agreement or your termination of employment with the Company Group) that in the event that any member of the Company Group becomes involved in investigations, audits or inquiries, tax examinations or legal proceedings, by a judicial, governmental or regulatory authority or the Company is conducting an internal investigation, of any nature, related directly or indirectly to events that occurred during your employment and about which you have or may have personal knowledge, you agree that you will be reasonably available upon reasonable notice from the Company, to answer discovery requests, give depositions or testify, with respect to matters of which you have or may have knowledge as a result of or in connection with your employment relationship with the Company Group. In performing the obligations under this section, you agree that you will truthfully, forthrightly and completely provide the information reasonably requested. The Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such cooperation. The parties understand and acknowledge that this provision is not intended to restrict your ability to become employed by another employer or unreasonably interfere with such employment.

13.
Non-Disclosure

By signing this Agreement, you agree that at all times (notwithstanding the termination of this Agreement or your employment with the Company Group) not to use for your own advantage, or to disclose to any third party any information concerning the business or affairs of the Company Group, comprising trade secrets and business matters or information which you know or ought reasonably to have known to be confidential. You understand that nothing contained in this Agreement limits your ability to report possible violations of law or regulation to, or file a charge or complaint with, the U.S. Securities and Exchange Commission or any other federal/national, state/provincial or local/municipal governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit your ability under applicable United States federal law or the PRC law to (i) disclose in confidence trade secrets to any Government Agency or any of its officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

14.
Miscellaneous

Survival. The terms of this Contact shall survive any termination of employment, and unless otherwise directly provided for in a superseding document, shall be deemed to survive any such superseding document with respect to periods prior to the effective date of such superseding document.

Other Agreements. Notwithstanding the foregoing and any other language in this letter, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by you with any member of the Company Group. Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement.

Successors and Assigns. This Agreement shall be enforceable by you and your heirs, executors, administrators and legal representatives, and by the Company Group and its successors and assigns.

Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and you, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15.
Agreement Termination

A two-month notice period is to be provided by either party if this Agreement has to be terminated prior to its expiry. In addition, in the event you accept an employment offer (full time or part time) with another company during the Agreement period, you are required to disclose to the undersigned within three (3) days from your acceptance of such offer.

16.
Repatriation

Repatriation will be administered in accordance with the Company’s repatriation policy. You and eligible family member will be provided with a budget equivalent to a one-way restricted business class airfare from Shanghai to Hong Kong, and if required a shipment of up to thirty (30) cubic meters via an appointed vendor.

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions shall not be impaired or affected.

Kindly acknowledge your acceptance of the above terms by signing and returning the duplicate of this Agreement to the undersigned.

Yours sincerely,

For and on behalf of the Company

/s/ Joey WAT

Joey Wat

Chief Executive Officer, Yum China

Acknowledged and accepted by:

/s/ Aiken Yuen _____________

Aiken Yuen Date